                                                                    EXHIBIT 10.1
                                 LICENSE AGREEMENT

     This License Agreement is made this 30th day of January, 1998, by and among Endocardial Solutions, Inc. ("Licensee"), a Delaware corporation, and Medtronic, Inc. ("Medtronic"), a Minnesota corporation.

                                     RECITALS:

     A. Medtronic has developed certain technology related to catheter navigation and mapping.

     B. Medtronic desires to grant, and Licensee desires to obtain, a license to the "Licensed Technology" (as defined below) in the "Field of Use" (as defined below) in accordance with all of the terms of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:


                                     ARTICLE 1
                                    DEFINITIONS

     As used herein, the following definitions and terms shall have the designated meanings:

     1.1 "ACTION" shall mean any claim, action, suit or proceeding, whether civil or criminal, or in law or equity and including any arbitration.

     1.2 "AFFILIATE" of any entity shall mean any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. "CONTROL" shall mean owning more than 50 percent of the total voting power of the entity.

     1.3 "CONFIDENTIAL INFORMATION" shall mean all written or oral information provided to a party (the "receiving party") by a party (the "disclosing party") or its employees, agents or consultants, excluding any information which:

          (a) is or becomes publicly available through no fault of the receiving party; or

          (b) can be reasonably demonstrated to have been known to the receiving party independently of any disclosure of "Confidential Information" by the disclosing party or its employees, agents or consultants; or

          (c) is disclosed to the receiving party by a third party who, to the best of the receiving party's knowledge, is lawfully in possession of the same and has the right to make such disclosure without restriction; or

          (d) has been independently developed by the receiving party without reference to the information disclosed to the receiving party by the disclosing party or its employees, agents or consultants.

All "Confidential Information" disclosed to the receiving party in writing under this Agreement shall ultimately be in writing and bear a legend "Proprietary", "Confidential" or words of similar import.

     1.4 "EXPIRATION" or "EXPIRED" shall mean with respect to a particular patent, the patent's expiration, abandonment, cancellation, disclaimer, award to another party other than Medtronic or an Affiliate of Medtronic in an interference proceeding, or declaration of invalidity or unenforceability of all claims thereof by a court or other authority of competent jurisdiction (including a re-examination or reissue proceeding) from which no further appeal has or can be taken. References to an "Unexpired" patent shall mean a patent that has not Expired.

     1.5 "FIELD OF USE" shall mean electrophysiological intracardiac mapping applications for the treatment of cardiac arrhythmias.

     1.6 "FIRST COMMERCIAL INTRODUCTION" shall mean the first commercial sale by Licensee of any product which incorporates any invention described in the patents and other intellectual property constituting the Licensed Technology within the Field of Use in the United States, Japan or any country that is a member of the European Union.

     1.7 "LAW" shall mean any law, regulation, rule, ordinance or governmental regulation or guideline or any judicial, administrative or arbitration, order or award, judgment, writ, injunction or decree which is applicable to a person or by which a person is bound.

     1.8 "LICENSED PRODUCTS" shall mean medical products, devices, or systems, including software, the development, manufacture, use or sale of which uses or incorporates any of the Licensed Technology.

     1.9 "LICENSED TECHNOLOGY" shall mean (i) the issued patents, and patents arising out of the patent applications, listed on Exhibit A hereto, including, specifically, U.S Patent No. (***) issued to (***) and assigned to Medtronic,
(ii) all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof, (iii) all trade secrets and know-how owned by Medtronic prior to the date of this Agreement which relate


--------------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

specifically and directly to 3-D electrode localization devices and techniques as disclosed in the patents or patent applications listed on Exhibit A, including but not necessarily limited to software developed specifically to practice the inventions disclosed in the patents included in the Licensed Technology, and iv) new patents arising out of patent applications filed, or inventions reduced to practice, within twelve (12) months of the "Effective Date" (as defined in Section 3.1) of this Agreement that are owned by Medtronic, arise out of Medtronic's work with (***) and relate specifically and directly to 3-D electrode localization devices and techniques.

     1.10 "NET SALES" of Licensed Products for a particular period shall mean the amounts that Licensee or any Affiliate of Licensee invoices third parties (eliminating transactions between Affiliates) for sales of Licensed Products during such period, excluding sales, use or excise tax, freight, duty or insurance included therein, and credits or repayments due to rejection, defect or return. If Licensee or any Affiliate of Licensee sells at a single price or rate a packaged combination of products, not all of which if sold individually would be Licensed Products, then "Net Sales" of Licensed Products with respect to such sales of packaged products shall equal the total sales price of the packaged combination multiplied by the ratio of the individual retail list price of the Licensed Products contained in the packaged combination to the sum of all individual retail list prices of every item in the packaged combination (if all of such items were sold separately). If all such items are not sold separately, any item not sold separately shall have a price attributed to it for purposes of this definition consistent with pricing of similar products or their functional equivalents. Without limitation of the foregoing, Net Sales shall include all transfers of Licensed Products that Licensee or any Affiliate of Licensee records as a sale pursuant to generally accepted accounting principles consistently applied. Net Sales which are denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars on a monthly basis at the average of the applicable daily exchange rates listed in the Wall Street Journal for the calendar month in which such Net Sales occurred, or on such other basis to which the parties may hereafter mutually agree.

     1.11 "PRODUCT LIABILITY CLAIMS" shall mean claims for personal injury or death based on alleged breach of product warranty, strict liability in tort, or negligent product design or manufacture.

     1.12 "QUARTER" means each three-month period ending March 31, June 30, September 30, and December 31.




-----------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                     ARTICLE 2
                           LICENSE; TERM AND TERMINATION

     2.1 LICENSE GRANT. Subject to the terms and provisions hereof, Medtronic hereby grants to Licensee a worldwide, non-transferable, and non-sublicensable (except as expressly provided in Section 2.6 below) license to make, have made, use and sell Licensed Products in the Field of Use. The licensed granted shall be co-exclusive, meaning that Medtronic or any Affiliate of Medtronic shall also have the worldwide right to make, have made, use, sell or otherwise commercialize and exploit the Licensed Technology in the Field of Use, provided that Medtronic shall not grant any licenses (other than to an Affiliate of Medtronic or a supplier of Medtronic or its Affiliate, provided any sale of Licensed Products by such supplier is to Medtronic or a Medtronic Affiliate or is under trademarks owned by Medtronic or a Medtronic Affiliate) to the Licensed Technology in the Field of Use during the term of this Agreement. In addition, Medtronic agrees that it shall not manufacture Licensed Products in the Field of Use on an original equipment manufacturer basis ("Medtronic OEM basis") for any person or entity. The term "Medtronic OEM basis" includes, without limitation, the manufacture and sale of a Licensed Product to any person or entity for (i) incorporation into or sale as such other person's or entity's product, or (ii) the resale of such Licensed Product by such person or entity under trademarks other than those owned by Medtronic or a Medtronic Affiliate.

     2.2 RESTRICTION ON OEM SALES. The license granted to Licensee pursuant to this Agreement shall not be used by Licensee in such a way as to manufacture Licensed Products on an original equipment manufacturer basis ("Licensee OEM basis") for any person or entity. The term "Licensee OEM basis" includes, without limitation, the manufacture and sale of a Licensed Product to any person or entity for (i) incorporation into or sale as such other person's or entity's product, or (ii) the resale of such Licensed Product by such person or entity under trademarks other than those owned by Licensee. It is the intent of the parties that the license granted herein be used for the sole and exclusive benefit of Licensee and its Affiliates in the Field of Use.

     2.3  TERM OF LICENSE.  Unless otherwise terminated under provisions of this
Article 2: the license granted under Section 2.1, as it pertains to the patents and patent applications included within the Licensed Technology, shall continue until such time as all of the patents included within the Licensed Technology (and all extensions thereof) have Expired while the license granted under
Section 2.1, as it pertains to any know-how or trade secret information of Medtronic included within the Licensed Technology, shall continue in perpetuity.

     2.4 TERMINATION. Notwithstanding the provisions of Section 3.5, if Licensee (i) violates the prohibitions on sublicensing or manufacturing on an OEM basis under this Agreement, or (ii) fails to restrict its sales of Licensed Products and other activities hereunder to the Field of Use, then Medtronic may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, including, but not limited to, seeking monetary damages and/or an injunction, by giving Licensee sixty (60) days' notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if

Licensee cures the specified breach within such sixty (60) day period. During such 60-day period, one or more executive officers of each party (meaning for purposes hereunder any vice president or higher level officer) shall meet or correspond to discuss such alleged breach and/or attempted cure thereof, and attempt in good faith to resolve any dispute between the parties with respect thereto; provided that if any such dispute is not resolved to Medtronic's satisfaction, then Medtronic may terminate this Agreement without prejudice to any of its other legal and equitable rights and remedies including, but not limited to, seeking monetary damages and/or an injunction. If Licensee cures the breach during the 60-day period but, within one (1) year thereafter, engages in the same or a substantially similar breach, then Medtronic may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, including, but not limited to, seeking monetary damages and/or an injunction, by giving written notice to Licensee and without providing Licensee further opportunity to cure such breach. Licensee may terminate this Agreement at any time in its discretion upon sixty (60) days' prior written notice. Termination of this Agreement shall not affect Licensee's obligation to grant and honor the warrant under Section 3.2 and, if First Commercial Introduction or Change of Control of Licensee occurs prior to such termination, the warrant under Section 3.3 and shall not result in any refund to Licensee of any consideration previously paid to Medtronic. The parties acknowledge that, with respect to any other breaches by Licensee of the terms, conditions or agreements of this Agreement, Medtronic may pursue its full legal and equitable rights and remedies against Licensee, including, but not limited to, seeking monetary damages and/or an injunction.

     2.5 DELIVERY AND RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement or the license granted hereunder as provided herein, Licensee shall within 30 days of such termination return to Medtronic all Confidential Information of Medtronic. Notwithstanding the foregoing, Licensee shall have the right to retain in strict confidence one copy of such Confidential Information in its legal department files solely for archival purposes only.

     2.6  NO SUBLICENSE, TRANSFER OR CHANGE OF CONTROL.

     (a) Licensee may not sublicense any of its rights or obligations under this Agreement, except that Licensee may grant sublicenses to Affiliates of Licensee, provided that (i) Licensee shall cause such sublicensee to comply with all of Licensee's obligations hereunder, and (ii) any such sublicense granted by Licensee shall terminate automatically upon the earlier of such sublicensee ceasing to be an Affiliate of Licensee or termination of this Agreement.

     (b) Licensee may not assign or transfer in any manner any of its rights or obligations under this Agreement, except that all of Licensee's rights and obligations under this Agreement may be assigned as part of a sale or other transfer of substantially all of the business of Licensee. If such transfer or if a "Change of Control of Licensee" results in Licensee or its business directly or indirectly becoming part of, or an Affiliate of, a "Medtronic Competitor" as defined in Exhibit B, then in addition to the fees and warrants required under Article 3, after such transfer or such Change of Control of Licensee, Licensee shall pay a royalty (the "Royalty" or "Royalties") equal to (***) percent (***%) of Net Sales thereafter of Licensed Products. For purposes of this Agreement, a "Change of Control of Licensee" means any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Licensee or of an entity that directly or indirectly owns Licensee, or is an Affiliate that directly or indirectly controls Licensee, (referred to as "Licensee Parent") representing 50% or more of the combined voting power (with respect to the election of directors) of Licensee's or Licensee Parent's, as the case may be, then outstanding securities; (ii) the consummation of a merger, share exchange, combination or consolidation of Licensee or Licensee Parent, as the case may be, with or into any other corporation, which would result in the voting securities of Licensee or Licensee Parent, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power (with respect to the election of directors) of the securities of Licensee or Licensee Parent, as the case may be, or of such surviving entity outstanding immediately after such merger, share exchange, combination or consolidation; or (iii) the consummation of a plan of complete liquidation of Licensee or Licensee Parent, as the case may be, or of an agreement for the sale or disposition by Licensee or Licensee Parent, as the case may be, of all or substantially all of Licensee's or Licensee Parent's, as the case may be, business or assets. The parties acknowledge that the intent of this Section is to prevent any of the rights granted to Licensee under this Agreement from inuring to the benefit of any Medtronic Competitor either directly or indirectly without thereafter the Royalty on Net Sales of Licensed Products being paid to Medtronic.

     2.7 ACCESS TO MEDTRONIC'S CONSULTANT. Upon reasonable notice by Licensee to Medtronic, during the first two months after execution of the Agreement, Medtronic will use reasonable efforts to make (***) and a lead design engineer of Medtronic that is familiar with the Licensed Technology (mutually selected by the parties) available at such person's place of work to meet with Licensee, subject to (***)'s or such engineer's other commitments and schedule, for up to an aggregate ten hours in the case of ** or 40 hours in the case of the design engineer, in the presence of one or more Medtronic representatives, to disclose to Licensee on Medtronic's behalf those trade secrets and know-how included within the Licensed Technology to allow Licensee to better understand and practice the inventions disclosed therein to which the license under this Agreement pertains. No such disclosures by (***) or Medtronic's design engineer on Medtronic's behalf nor payment to (***) or Medtronic's design engineer shall be deemed to amend, negate, or otherwise modify the exclusive consulting or employment relationship between (***) or such design engineer, as the case may be, and Medtronic or to transfer or otherwise grant any rights to Licensee other than those rights to the Licensed Technology specifically set forth in this Agreement.


-----------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                     ARTICLE 3
                         LICENSE CASH PAYMENT AND WARRANTS

     3.1 LICENSE CASH PAYMENT. On the date of the execution of this Agreement by the parties (the "Effective Date"), Licensee shall immediately pay to Medtronic a non-refundable royalty of One Million Five Hundred Thousand Dollars ($1,500,000) by wire transfer of such amount in immediately available funds to an account designated by Medtronic.

     3.2 INITIAL WARRANT. On the Effective Date, Licensee shall also immediately grant and deliver to Medtronic or to a subsidiary designated by Medtronic, as an additional royalty payment, the warrant (the "Initial Warrant") attached as Exhibit C, entitling the holder to purchase 447,554 shares of common stock of Licensee, which Licensee represents is equal to 5% (five percent) of the total issued and outstanding common stock of Licensee as of the Effective Date. The per share exercise price of such Initial Warrant shall be the average closing price of Licensee's common stock for the twenty (20) trading days ending on and including the trading day immediately preceding the Effective Date. The Initial Warrant shall be immediately exercisable and shall expire four (4) years from the Initial Warrant's issuance. Licensee represents that the Initial Warrant conforms to and complies with the specifications set forth in this
Section 3.2.

     3.3 ADDITIONAL WARRANT. Upon the First Commercial Introduction, Licensee shall promptly grant and deliver (within thirty (30) days of the First Commercial Introduction) to Medtronic or to a subsidiary designated by Medtronic, as an additional royalty payment, an additional warrant (the "Additional Warrant"), in the form attached as Exhibit C, except that: (i) the Additional Warrant shall entitle the holder to purchase 223,777 shares of common stock of Licensee, which Licensee represents is equal to 2.5% (two and one-half percent) of the total issued and outstanding common stock of Licensee as of the Effective Date; (ii) the per share exercise price of such Additional Warrant shall be equal to: (A) 1.25 (one and one-quarter) times the average closing price of Licensee's common stock for the twenty (20) trading days ending on and including the trading day immediately preceding the date of the First Commercial Introduction, in the event the Additional Warrant is being issued because of the First Commercial Introduction, (B) the average closing price of Licensee's common stock for the twenty (20) trading days ending on and including the trading day immediately preceding the date of the announcement of the proposed Change of Control, in the event the Additional Warrant is being issued because of a Change of Control as provided in clause (iv) below, and (C) 1.25 (one and one-quarter) times the average closing price of Licensee's common stock for the twenty (20) trading days ending on and including the trading day immediately preceding the 24-month anniversary date of the execution of this Agreement, in the event the Additional Warrant is being issued prior to the First Commercial Introduction as provided in the last sentence of this Section 3.3; (iii) the Additional Warrant shall not become exercisable (except in the event of a Change of Control of Licensee, as defined in Section 2.6) until the one-year anniversary of the Additional Warrant's issuance and shall expire five (5) years from the date of the Additional Warrant's issuance; and (iv) notwithstanding anything herein to the contrary, the Additional Warrant shall, if not already issued, be issued immediately prior to any Change of Control of Licensee and, shall, by its terms, automatically become exercisable immediately prior to any Change of Control of Licensee. Furthermore, if the First Commercial Introduction has not occurred by the twenty-four (24) month anniversary of the execution of this Agreement, then the Licensee shall have the right to issue and deliver to Medtronic the Additional Warrant as of such twenty-four (24) month anniversary, provided, however, that if Licensee does not issue and deliver such Additional Warrant to Medtronic by such twenty-four (24) month anniversary, the license granted under this Agreement shall, without any action on the part of the parties hereto, thereafter be a nonexclusive license and the Additional Warrant shall not be issued and delivered until the First Commercial Introduction.

     3.4 REGISTRATION RIGHTS. Upon execution of this Agreement, Licensee shall immediately execute and deliver to Medtronic or to a subsidiary designated by Medtronic the registration rights agreement (the "Registration Rights Agreement") attached as Exhibit D hereto, providing the registration rights set forth therein with respect to the shares issuable pursuant to the Initial Warrant and the shares issuable pursuant to the Additional Warrant.

     3.5 PAID-UP LICENSE. Upon receipt by Medtronic of the royalty to be paid by Licensee in cash under Section 3.1 and receipt by Medtronic or its designated subsidiary of the warrants, constituting additional royalties, to be granted by Licensee under Sections 3.2 and 3.3, the license granted by Medtronic to Licensee under Section 2.1 shall be fully paid-up and no further payments shall be due to Medtronic from Licensee under this Agreement, except for the Royalty payments as and when required under Sections 2.6 and 4.5.


                                     ARTICLE 4
                               ADDITIONAL OBLIGATIONS

     4.1 RESTRICTIONS ON USE. Licensee will use all reasonable efforts to ensure that all Licensed Products designed, developed, manufactured or sold by Licensee or its Affiliates are not used outside of the Field of Use. Such reasonable efforts shall include, but not be limited to:

          (i) causing all such Licensed Products to be packaged, labeled, advertised, marketed and otherwise identified and promoted in such manner as to ensure to the fullest extent reasonably possible, subject to all applicable laws and regulations, that such Licensed Products are not used in an application outside of the Field of Use; and

          (ii) advising Licensee's and its Affiliates' sales forces of such Licensed Products, and any authorized distributors which are actively promoting, representing and selling such Licensed Products, of the permitted Field of Use hereunder and the provisions of this Section 4.1.

     4.2 CONFIDENTIALITY. The parties acknowledge that the patent applications listed in Exhibit A hereto, the inventions claimed therein, and all trade secrets and know-how included within the Licensed Technology constitute "Confidential Information" of Medtronic, subject to the exceptions set forth in Section 1.3. Licensee agrees not to disclose or use any Medtronic Confidential Information except as expressly permitted in connection with the exercise of its rights hereunder. Licensee shall not disclose Medtronic Confidential Information to any employee or consultant unless such employee or consultant is obligated under a confidentiality agreement to maintain such Medtronic Confidential Information in strict confidence, and not to use such information other than, in accordance with the terms of this Agreement. Licensee agrees to hold the Medtronic Confidential Information in strict confidence and treat it with not less than the same degree of care to avoid disclosure as Licensee employs with respect to Licensee's information of like importance.

     4.3 INFRINGEMENT BY THIRD PARTY. Licensee shall promptly notify Medtronic in writing if Licensee knows or has reason to believe that the rights of Medtronic or Licensee relating to the Licensed Technology are being infringed by a third party.

     4.4 COVENANT REGARDING CLAIMS. Licensee agrees, for itself and for its Affiliates, successors, assigns, and other parties claiming any title or license to any Licensed Technology, not to sue or otherwise assert any claim against Medtronic, or any of its Affiliates, successors, assigns, customers, vendors, or others in contractual privity with any of the foregoing, by reason of or with respect to the use of such Licensed Technology, or any improvements thereto, by Medtronic or any of its Affiliates or any such other party; provided, however, the foregoing shall not prevent any action on the part of Licensee, its Affiliates, successors or assigns brought to enforce Licensee's rights and Medtronic's obligations under this Agreement.

     4.5 REPORTS AND PAYMENTS. From and after the event giving rise to the Royalty obligation as provided in Section 2.6, within forty-five (45) days after the end of each Quarter, Licensee shall provide Medtronic with a written report indicating (i) the amount of Net Sales of Licensed Products during such Quarter, and (ii) the amount of the Royalties due for such Quarter. Simultaneously with making such report, Licensee shall pay to Medtronic the amount of Royalties then due.

     4.6 RECORDS. Licensee agrees to keep accurate written records sufficient in detail to enable Medtronic to verify the information contained in the reports described in Section 4.5. Such records for a particular Quarter shall be retained by Licensee for a period of not less than four years after the end of such Quarter.

     4.7 AUDIT OF RECORDS. Upon reasonable notice and during regular business hours, Licensee shall from time to time (but no more frequently than once annually) make available the records referred to in Section 4.6 for audit by an independent nationally recognized accounting firm selected by Medtronic to verify the accuracy of the reports provided to Medtronic. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Licensee prior to conducting such audit. Such representatives may disclose to Medtronic only their conclusions regarding the accuracy and completeness of the reports described in Section 4.5 and the records related thereto, and shall not disclose Licensee's confidential business information to Medtronic without the prior written consent of Licensee. Such audits shall be at Medtronic's cost and expense; provided that if any such audit reveals underpayment of Royalties by five percent (5%) or more for any year, then Licensee shall reimburse Medtronic for the fees and expenses of Medtronic's independent auditors incurred by Medtronic in connection with such audit.


                                     ARTICLE 5
                               INTELLECTUAL PROPERTY

     5.1 NO OTHER REPRESENTATION OR WARRANTY. Medtronic represents that it owns all right, title and interest in and to the Licensed Technology. MEDTRONIC MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY OR ANY LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY, PATENT VALIDITY, NON-INFRINGEMENT, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

     5.2 CONTROL OF LICENSED TECHNOLOGY. Medtronic shall have the sole and exclusive right, in Medtronic's absolute discretion, to exercise complete control over the Licensed Technology, including, but not limited to, the right to (i) prosecute any alleged infringement, misappropriation or misuse of the Licensed Technology, and (ii) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents included within the Licensed Technology, or any patent applications listed in Exhibit A hereto.

     5.3  INDEMNIFICATION.

     (a) Licensee shall indemnify, defend and hold harmless Medtronic, its Affiliates and Medtronic's and its Affiliates' respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.3(a) as "Medtronic Indemnitees") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, Actions, settlements, judgments, costs and expenses which the Medtronic Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) (collectively referred to as "Medtronic Damages") arising out of or based upon (i) any Product Liability Claims resulting from Licensee's development, manufacture, use, or sale of any Licensed Product, or
(ii) any breach of this Agreement by Licensee.

     (b) Medtronic shall indemnify and hold harmless Licensee, its Affiliates and Licensee's and its Affiliates' respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.3(b) as "Licensee Indemnitees") against and in respect of any and all demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, Actions, settlements, judgments, costs and expenses which the Licensee Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) (collectively referred to as "Licensee Damages") arising out of or based upon any breach of this Agreement by Medtronic.

     5.4 LICENSEE REGULATORY INTERACTION RIGHTS. Notwithstanding Section 5.2 above, interaction with the regulatory agencies in any country, including, without limitation the FDA, concerning Licensed Products of Licensee or its Affiliates in the Field of Use shall be exclusively conducted by Licensee and Licensee shall be the official company sponsor. Subject to Section 5.3(a) hereof, Licensee shall have complete authority to act as Licensee, in its sole discretion, deems appropriate with respect to any such regulatory matter.

     5.5 LICENSEE MARKETING RIGHTS. Subject to Sections 4.1 and 5.3(a) hereof, nothing herein shall prevent or limit Licensee from setting its own prices for Licensed Products or determining Licensee's marketing policies and practices in its sole discretion.

     5.6 TRADEMARK. Nothing in this Agreement shall be deemed to grant to Licensee any right to use the trademark "Medtronic", the Medtronic corporate logo, or any other trademark owned by Medtronic or its Affiliates.


                                     ARTICLE 6
                            REPRESENTATIONS & WARRANTIES

     6.1 ORGANIZATION. Each party represents and warrants to the other party that such party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     6.2 AUTHORIZATION OF TRANSACTION. Each party represents and warrants to the other party that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All necessary corporate proceedings (including any necessary approval by a party's board of directors) have been taken by such party to duly authorize the execution, delivery, and performance of this Agreement by such party. This Agreement constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.


                                     ARTICLE 7
                                   MISCELLANEOUS

     7.1 ASSIGNMENT. Except as set forth in Section 2.6, Licensee may not assign or transfer in any manner (whether by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise) any of its rights or obligations under this

Agreement. Any prohibited assignment or transfer shall be null and void. Medtronic may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination, consolidation, operation of Law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof.

     7.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.

     7.3 SURVIVAL. All of the covenants, warranties and indemnifications made in this Agreement are intended, or by their terms and provisions required, to be observed and performed by the parties after the execution and delivery, and the termination hereof and shall survive such execution, delivery and termination and continue thereafter in full force and effect.

     7.4 WAIVER, DISCHARGE, ETC. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     7.5 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     7.6 TITLES AND HEADINGS: CONSTRUCTION. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     7.7 BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.8 NOTICES. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Licensee, to:

                         Endocardial Solutions, Inc.
                         1350 Energy Lane, Suite 110
                         St. Paul, Minnesota 55108-5254
                         Attention: President and Chief Executive Officer Telecopy Number: (612) 644-7897

and if to Medtronic, to:

                         Medtronic, Inc.
                         Corporate Center
                         7000 Central Avenue N.E.
                         Minneapolis, Minnesota 55432

with separate copies thereof addressed to:

                         Attention:  General Counsel
                                     Telecopy number: (612) 572-5459

                         Attention:  Vice President, Corporate Development and
                                     Associate General Counsel
                                     Telecopy number: (612) 572-5404

Licensee or Medtronic may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

     7.9 SEVERABILITY. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable Law and shall be enforced as amended.

     7.10 MARKING. If requested by Medtronic, Licensee shall cause all Licensed Products manufactured or sold under this license in the United States by it or its Affiliates with a notice to the effect that such product is licensed under the U.S. patents designated by Medtronic.

     7.11 RIGHT OF FIRST OFFER. During the term of this Agreement, if Medtronic determines to license any of the Licensed Technology for the field of percutaneous myocardial revascularization, then Medtronic shall provide notice to Licensee of its determination and give Licensee the opportunity to negotiate in good faith with Medtronic for the grant of a license to Licensee to make, use and sell Licensed Products in the field of percutaneous myocardial revascularization. If a definitive agreement for such license has not been entered into by the parties within sixty (60) days of the above-mentioned notice, then Medtronic shall have no further obligation to conduct discussions with Licensee and may enter into such agreements with third parties where the material terms, in the aggregate, are no less favorable to Medtronic than those offered by Licensee for acceptance by Medtronic to form a binding agreement during such discussions with Medtronic.








                         (Signatures on the following page)

     IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

                                   ENDOCARDIAL SOLUTIONS, INC.


                                   By:   Jim Bullock
                                     Its: President/CEO


                                   MEDTRONIC, INC.


                                   By: Michael Ellwein
                                     Its: Vice President

                                     EXHIBIT A


                                    U.S. PATENTS

Patent No. (***);  Issued (***);  Inventor: (***);
Entitled: (***)

                              U.S. PATENT APPLICATIONS

Serial No. (***);  Filed (***);  Inventor: (***)
Entitled: (***)





-----------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                     EXHIBIT B

                               MEDTRONIC COMPETITORS

"Medtronic Competitors" for purposes of this Agreement include the following entities, any Affiliates of any of the following entities or of any group or combination of the following entities, or any successor thereto:

(***)



-----------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                      EXHIBIT C

                                      WARRANT

THIS DOCUMENT IS SET UP USING HEADING NUMBERING STYLES. LEVEL 1 IS ALT 1, LEVEL 2 IS ALT 2 AND LEVEL 3 IS ALT 3. IF UNFAMILIAR WITH THIS FEATURE, PLEASE SEEK ASSISTANCE.THIS WARRANT, AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE REOFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO
(1) REGISTRATION OR (2) AN OPINION OF COUNSEL FOR THE COMPANY OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.


                                      WARRANT

                                To Purchase 447,554
                             Shares of Common Stock of

                            ENDOCARDIAL SOLUTIONS, INC.

                                  January 30, 1998


     Endocardial Solutions, Inc., a Delaware corporation (the "Company"), for value received, hereby certifies that Medtronic Asset Management, Inc., a Minnesota corporation, or its registered assigns (the "Holder"), is entitled, subject to the terms set forth below, upon exercise of this Warrant to purchase from the Company, at any time or from time to time on or after the date hereof and on or before 11:59 p.m. (Minneapolis, Minnesota time) on the four-year anniversary of the date hereof, up to Four Hundred Forty-seven Thousand Five Hundred Fifty-four (447,554) shares of Common Stock, $.01 par value, of the Company ("Common Stock") at a purchase price per share equal to $11.1125 (subject to adjustment in accordance with Section 4 hereof), which number of shares the Company hereby represents and warrants to equal five percent (5%) of the total number of shares of Common Stock issued and outstanding on the date hereof, and which per share purchase price the Company hereby represents and warrants to equal the average closing price of Common Stock for the twenty (20) trading days ending on and including the trading day immediately preceding the date hereof. The shares issuable upon exercise or conversion of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Exercise Price," respectively.

     This Warrant is further subject to the following provisions, terms and conditions:

     EXERCISE OF WARRANT. This Warrant may be exercised by the Holder, in whole or in part (but not as to any fraction of a share of Common Stock), by surrendering this Warrant, with the Exercise Form attached hereto as Exhibit A filled-in and duly executed by such Holder or by such Holder's duly authorized attorney, to the Company at its principal office accompanied by payment of the Exercise Price in the form of a check or wire transfer in the amount of the Exercise Price multiplied by the number of shares as to which the Warrant is being exercised.

     CONVERSION OF WARRANT.

          The Holder shall also have the right (the "Conversion Right") to convert all or any portion of this Warrant into such number of shares (rounded to the nearest whole share) of Company Common Stock equal to the quotient obtained by dividing (i) the "Aggregate Warrant Spread" as of the date the Conversion Right is exercised, by (ii) the "Market Price of the Common Stock" as of the date the Conversion Right is exercised. The Conversion Right shall be exercisable at any time or from time to time prior to expiration of this Warrant by surrendering this Warrant with the Conversion Form attached hereto as Exhibit B filled-in and duly executed by such Holder or by such Holder's duly authorized attorney to the Company at its principal office.

          For purposes of this Section 2, the "Aggregate Warrant Spread" of all or a portion of this Warrant as of a particular date shall equal (i) the Market Price of the Common Stock multiplied by the number of shares of Common Stock purchasable upon exercise of all or such portion of this Warrant on such date, minus (ii) the Exercise Price multiplied by the number of shares of Common Stock purchasable upon exercise of all or such portion of this Warrant on such date. For purposes of this Section 2, the "Market Price of the Common Stock" as of a particular date shall equal: (i) if the Common Stock is traded on an exchange or is quoted on either the Nasdaq National Market or Small-Cap Market, then the average of the closing or last sale prices, respectively, reported for the ten (10) trading days immediately preceding such date, or (ii) if the Common Stock is not traded on an exchange, the Nasdaq National Market, or the Nasdaq Small-Cap Market but is traded in the local over-the-counter market, then the average of the mid-points between the highest bid and lowest asked quotations for each of the ten (10) trading days immediately preceding such date.

     EFFECTIVE DATE OF EXERCISE OR CONVERSION. Each exercise or conversion of this Warrant shall be deemed effective as of the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 1 or
Section 2(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise or conversion shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates. Within ten (10) days after the exercise or conversion of this Warrant in full or in part, the Company will, at its expense, cause to be issued in the name of and delivered to the Holder or such other person as the Holder may (upon payment by such Holder of any applicable transfer taxes) direct: (i) a certificate or certificates for the number of full Warrant Shares to which such Holder is entitled upon such exercise or conversion, and (ii) unless this Warrant has expired, a new Warrant or Warrants (dated the date hereof and in form identical hereto) representing the right to purchase the remaining number of shares of Common Stock, if any, with respect to which this Warrant has not then been exercised or converted.

     ADJUSTMENTS TO EXERCISE PRICE. The above provisions are, however, subject to the following:

          (i) If the Company shall at anytime after the date of this Warrant subdivide or combine the outstanding shares of Common Stock or declare a dividend payable in Common Stock, then the number of shares of Common Stock for which this Warrant may be exercised as of immediately prior to the subdivision, combination or record date for such dividend payable in Common Stock shall forthwith be proportionately decreased, in the case of combination, or increased, in the case of subdivision or dividend payable in Common Stock.

               (ii) If the Company shall at anytime after the date of this Warrant subdivide or combine the outstanding shares of Common Stock or declare a dividend payable in Common Stock, the Exercise Price in effect immediately prior to the subdivision, combination or record date for such dividend payable in Common Stock shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision or dividend payable in Common Stock.

          If any capital reorganization or reclassification of the capital stock of the Company, or share exchange, combination, consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, share exchange, combination, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon exercise of this Warrant upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the Common Stock of the Company into which this Warrant was immediately theretofore exercisable or convertible, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock into which this Warrant was immediately theretofore exercisable had such reorganization, reclassification, share exchange, combination, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Exercise Price and of the number of shares purchasable upon exercise or conversion of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise or conversion hereof. The Company shall not effect any such share exchange, combination, consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such share exchange, combination, consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder may thereafter be entitled to receive upon exercise or conversion of this Warrant.

          If at anytime after the date of this Warrant the Company distributes to all holders of Common Stock any assets (excluding ordinary cash dividends), debt securities, or any rights or warrants to purchase debt securities, assets or other securities (including Common Stock), the Exercise Price shall be adjusted in accordance with the formula:

                1
               E  = E x (O x M) - F
                    ---------------
                         O x M

     where:

                1
               E  = the adjusted Exercise Price.
               E  = the current Exercise Price.
               M  = the average market price of Common Stock for the 30
                    consecutive trading days commencing 45 trading days before the record date mentioned below.
               O  = the number of shares of Common Stock outstanding on the record date mentioned below.
               F  = the fair market value on the record date of the aggregate of all assets, securities, rights or warrants distributed. The Company's Board of Directors shall determine the fair market value in the exercise of its reasonable judgment.

     The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

          (d) Upon any adjustment of the Exercise Price, then and in each such case, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares for which this Warrant may be exercised, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     COMMON STOCK. As used herein, the term "Common Stock" shall mean and include the Company's presently authorized shares of common stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution, dissolution or winding up of the Company.

     NO VOTING RIGHTS. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company unless and until exercised or converted pursuant to the provisions hereof.

     EXERCISE OR TRANSFER OF WARRANT OR RESALE OF COMMON STOCK. The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant, in whole or in part, or transferring any shares of Common Stock issued upon the exercise or conversion hereof, of such Holder's intention to do so, describing briefly the manner of any proposed transfer.
Such notice shall include an opinion of counsel reasonably satisfactory to the Company that (i) the proposed exercise or transfer may be effected without registration or qualification under the Securities Act of 1933, as amended (the "Act") and any applicable state securities or blue sky laws, or (ii) the proposed exercise or transfer has been registered under such laws. Upon delivering such notice, such Holder shall be entitled to transfer this Warrant or such Warrant Shares, all in accordance with the terms of the notice delivered by such Holder to the Company, provided that an appropriate legend may be endorsed on the certificates for such shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel to the Company to prevent further transfer which would be in violation of Section 5 the Act and applicable state securities or blue sky laws.

     If in the opinion of counsel to the Company or other counsel reasonably acceptable to the Company the proposed transfer or disposition of this Warrant or the Warrant Shares described in the written notice given pursuant to this
Section 7 may not be effected without registration of this Warrant or the Warrant Shares, the Company shall promptly give written notice thereof to the Holder within 10 days after the Company receives such notice, and such holder will limit its activities in respect to such as, in the opinion of such counsel, is permitted by law.

     COVENANTS OF THE COMPANY. The Company covenants and agrees that all shares which may be issued upon conversion of this Warrant will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that the Company will at all times have authorized, and reserved for the purpose of issue upon exercise hereof, a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant.

     CERTAIN NOTICES. The Holder shall be entitled to receive from the Company immediately upon declaration thereof and at least thirty (30) days prior to the record date for determination of shareholders entitled thereto or to vote thereon (or if no record date is set, prior to the event), written notice of any event which could require an adjustment pursuant to Section 4 hereof or of the dissolution or liquidation of the Company. All notices hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Medtronic, to:

     Medtronic, Inc.
     Corporate Center
     7000 Central Avenue N.E.
     Minneapolis, MN 55432

with separate copies thereof addressed to:

     Attention:     General Counsel
     FAX (612) 572-5459

     Attention:     Vice President, Corporate Development and Associate General
                    Counsel
     FAX (612) 572-5404

if to the Company to:

     Endocardial Solutions, Inc.
     1350 Energy Lane, Suite 110
     St. Paul, MN 55108-5254
     Attention:     President and Chief Executive Officer
     FAX (612) 644-7897

     Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

     REGISTRATION RIGHTS. The Holders of this Warrant and the Warrant Shares are entitled to the rights and benefits of all of the terms, provisions and conditions of that certain Registration Rights Agreement dated January 30, 1998 between Medtronic, Inc. and the Company, provided an express sharing or assignment of such rights and benefits is made to each such Holder by such Holder's transferor.

     MISCELLANEOUS.

          No amendment, modification or waiver of any provision of this Warrant shall be effective unless he same shall be in writing and signed by the holder hereof.

          This Warrant shall be governed by and construed in accordance with the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its authorized officer and dated as of the date stated above.


                                     ENDOCARDIAL SOLUTIONS, INC.


                                     By:
                                        James W. Bullock, President and Chief
                                        Executive Officer

                                                                       Exhibit A


NOTICE OF EXERCISE OF WARRANT --   To Be Executed by the Registered Holder in
                                   Order to Exercise the Warrant


     The undersigned hereby irrevocably elects to exercise the attached Warrant to purchase, for cash pursuant to Section 1 thereof, ________________ shares of Common Stock issuable upon the exercise of such Warrant. The undersigned requests that certificates for such shares be issued in the name of ____________________. If this Warrant is not fully exercised, the undersigned requests that a new Warrant to purchase the balance of shares remaining purchasable hereunder be issued in the name of ______________________.



Date:  _________, ______
                                       [name of registered Holder]



                                       [signature]



                                       [street address]



                                       [city, state, zip]



                                       [tax identification number]

                                                                       Exhibit B


NOTICE OF CONVERSION OF WARRANT --      To Be Executed by the Registered Holder
                                        in Order to Convert the Warrant on a
                                        Cashless Basis


     The undersigned hereby irrevocably elects to convert, on a cashless basis, a total of ______________ shares of Common Stock otherwise purchasable upon exercise of the attached Warrant into such lesser number of shares of Common Stock as determined by Section 2 of the Warrant. The undersigned requests that certificates for such shares be issued in the name of __________________________________. If this Warrant is not fully converted, the undersigned requests that a new Warrant to purchase the balance of shares remaining purchasable hereunder be issued in the name of ______________________.



Date:  _________, ______
                                       [name of registered Holder]



                                       [signature]



                                       [street address]



                                       [city, state, zip]



                                       [tax identification number]

                                      EXHIBIT D

                           REGISTRATION RIGHTS AGREEMENT